Exhibit 99

FOR IMMEDIATE RELEASE

For more information contact:

Patrick M. Fahey — Chairman, President and CEO — Pacific Northwest Bancorp — (206) 340-4727

PACIFIC NORTHWEST BANCORP BOARD OF DIRECTORS

ANNOUNCES BOARD CHANGES

Seattle, WA — March 27, 2003 — Pacific Northwest Bancorp (NASDAQ: PNWB) - The Board of Directors of Pacific Northwest Bancorp announced that on April 18, 2003, Stephen M. Walden will step down as Chairman of the Board of Pacific Northwest Bancorp, a position he has held for three years. Mr. Walden will continue as a Director of the company.  The Board has appointed Patrick M. Fahey to the role of Chairman, in addition to his current position as President and CEO of the Corporation. Mr. Fahey will also continue to serve as Chairman and CEO of the Bancorp’s subsidiary, Pacific Northwest Bank.

“On behalf of the Board, I would like to extend our appreciation to Steve for his dedicated service as Chairman of the Bancorp, and for his assistance and support during our Company’s transition over the past three years,” said Fahey.

Mr. Walden began his banking career in 1966 with Island Savings and Loan.. He served as President and CEO of the former InterWest Bank of Oak Harbor, Washington, the predecessor bank of Pacific Northwest Bank from 1990 until April of 2000. At that time, he was appointed Chairman of the Bancorp. He has been a director of the Federal Home Loan Bank, and has been active in many other community and professional activities.

Headquartered in Seattle, WA, Pacific Northwest Bancorp is a bank holding company providing financial services through its commercial bank subsidiary, Pacific Northwest Bank. Pacific Northwest Bank operates 58 Financial Centers in the Pacific Northwest, including the metropolitan areas of Seattle and Bellevue, Washington and Portland, Oregon. Pacific Northwest Bank offers a wide range of financial services to businesses and individuals in its market area, including investment products available through its subsidiary, Pacific Northwest Financial Services, Inc., and insurance products available through its subsidiary, Pacific Northwest Insurance Agency Inc.

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